Exhibit 5.1

Matthew Browne T: +1 858 550 6045 mbrowne@cooley.com

March 30, 2022

BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

We have acted as counsel to BTRS Holdings Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 3,626,932 shares of the Company’s Class 1 Common Stock, par value $0.0001 per share (the “Shares”), consisting of (i) 2,000,000 shares issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 EIP”) and (ii) 1,626,932 shares issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP” and, together with the 2020 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Plans, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all parties other than the Company where due execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

COOLEY LLP 4401 EASTGATE MALL SAN DIEGO, CA 92121
T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

BTRS Holdings Inc. March 30, 2022 Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew Browne
Matthew Browne